Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of October 19, 2020 and effective as of October 13, 2020, by and between Cogent Biosciences, Inc. (formerly known as Unum Therapeutics, Inc.), a Delaware corporation (the “Company”) and John L. Green (the “Executive”)

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of July 6, 2020 (the “Employment Agreement”);

WHEREAS, the Company and the Executive wish to amend certain provisions of the Employment Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive and the Company, the parties agree as follows:

1. Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(a) Base Salary. Beginning October 13, 2020, the Executive’s base salary shall be $401,450. The Executive’s base salary may be redetermined annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

2. Section 2(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be 40% of his Base Salary. The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in any applicable incentive compensation plan, to earn or receive any annual incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

3. All other provisions of the Employment Agreement, including without limitation those set forth in Sections 7 and 10 of the Employment Agreement, shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

4. The validity, interpretation, construction and performance of this Amendment, and the Employment Agreement, as amended herein, shall be governed in accordance with Sections 8 and 9 of the Employment Agreement.

5. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

COGENT BIOSCIENCES, INC.

By:	/s/ Erin Schellhammer
Name:	Erin Schellhammer
Title:	Chief People Officer

EXECUTIVE

/s/ John L. Green
John L. Green
Chief Financial Officer